File Pursuant to Rule 424(b)(7)
Registration No. 333-187646

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common Stock	605,034	$15.14	$9,160,215	$1,250

(1)
Calculated pursuant to Rule 457(c) and in accordance with Rule 457(r) under the Securities Act of 1933, as amended. Payment of the registration fee at the time of filing of the registrant’s registration statement on Form S-3, filed with the Securities and Exchange Commission on April 1, 2013 (File No. 333-187646), was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act, and is paid herewith. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in such registration statement.  The price per share is based on the average of the high and low sale prices reported on the New York Stock Exchange for shares of Invesco Mortgage Capital Inc.’s common stock on August 16, 2013.

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 1, 2013

Invesco Mortgage Capital Inc.

605,034 Shares of Common Stock

              This prospectus supplement supplements the prospectus dated April 1, 2013 and relates to the resale by selling securityholders of shares of our common stock that may be issuable upon exchange of the 5.00% Exchangeable Senior Notes due 2018 of our operating partnership, IAS Operating Partnership LP.

You should read this prospectus supplement in conjunction with the prospectus and any future prospectus supplements. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus.

You should consider carefully the risk factors relating to our business that are incorporated by reference in the prospectus before investing in the shares of common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 23, 2013

SELLING SECURITYHOLDERS

The 5.00% Exchangeable Senior Notes due 2018, or the notes, were originally issued by IAS Operating Partnership LP and sold by the initial purchasers of the notes in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, to persons reasonably believed by the initial purchasers to be qualified institutional buyers as defined by Rule 144A under the Securities Act. Upon the exchange of the notes, we will issue shares of our common stock. The recipients of shares of our common stock, whom we refer to as the selling securityholders, may use this prospectus supplement, and the accompanying prospectus, to resell from time to time the shares of our common stock that we will issue to them upon the exchange of the notes. Information about selling securityholders is set forth in this prospectus supplement, and information about additional selling securityholders may be set forth in an additional prospectus supplement, in a post-effective amendment, or in filings we make with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in the prospectus.

The following table sets forth information as of August 12, 2013 with respect to the selling securityholders named below and the maximum number of shares of our common stock that may be offered pursuant to the prospectus, as supplemented by this prospectus supplement. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the shares of our common stock which we may issue upon the exchange of the notes. The maximum number of shares of our common stock issuable upon the exchange of the notes shown in the table below assumes exchange of the full amount of notes held by each selling securityholder at an assumed maximum exchange rate of 48.4027 shares of our common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional share.  The initial exchange rate of the notes is currently 42.0893 shares of our common stock per $1,000 principal amount of notes. The initial and maximum exchange rates on the notes are subject to adjustment in certain events. Accordingly, the maximum number of shares of our common stock offered, or issuable upon the exchange of the notes, may increase or decrease from time to time. The shares of common stock beneficially owned following the exchange is based on 135,221,266 shares of common stock outstanding as of August 8, 2013.

	Shares of Common Stock Beneficially Owned Prior to the	Maximum Number of Shares of Common Stock Issuable Upon Exchange of Outstanding	Shares of Common Stock Beneficially Owned Following the Exchange		Number of Shares of Common Stock	Common Stock Beneficially Owned after Resale (4)
Name (1)	Exchange	Notes (2)	Shares	Percent (3)	Offered (4)	Shares	Percent
AllianzGI Convertible & Income Fund – CV (5)	__	342,207	342,207	*	342,207	__	__
AllianzGI Convertible & Income Fund II – CV (5)	__	262,827	262,827	*	262,827	__	__

*                    Less than 1%.

(1)
Additional selling securityholders not named in this prospectus supplement will not be able to use the prospectus for resales until they are named in the selling securityholder table by prospectus supplement or post-effective amendment to the registration statement of which the prospectus is a part. Transferees, successors and donees of identified selling securityholders will not be able to use the prospectus for resales until they are named in the selling securityholders table by prospectus supplement or post-effective amendment to the registration statement of which the prospectus is a part. If required, we will add transferees, successors and donees by additional prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in the prospectus supplement after the effective date of this prospectus supplement.

(2)
The maximum aggregate number of shares of common stock that may be sold under this prospectus supplement is 605,034 based on an assumed maximum exchange rate of 48.4027 common shares per $1,000 principal amount of notes.  Certain selling securityholders may have transferred shares of common stock pursuant to Rule 144A or otherwise reduced their position prior to selling pursuant to this prospectus supplement.

(3)
Calculated based on Rule 13d-3(d)(1)(i) under the Exchange Act using 135,221,266  shares of common stock outstanding as of August 8, 2013, except assumes that the notes are exchanged at the maximum exchange rate of 48.4027 common shares per $1,000 principal amount of notes. In calculating this percentage for a particular holder, we treated as outstanding the number of shares of common stock beneficially owned by that particular holder following the exchange of notes and excluded the number of shares of common stock beneficially owned by any other holder following the exchange of notes.

(4)
We do not know when or in what amounts a selling securityholder may offer shares of our common stock for sale. The selling securityholders might not sell any or all of the shares of our common stock offered by this prospectus supplement. Because the selling securityholders may offer all or some of the shares of our common stock pursuant to this prospectus supplement, and because there are currently, to our knowledge, no agreements, arrangements or understandings with respect to the sale of any of the shares of our common stock, we cannot estimate the number of shares of our common stock that will be held by the selling securityholders after completion of this offering.  However, for purposes of this table, we have assumed that all of the shares of common stock issued in exchange for the notes will be sold by the selling securityholders.

(5)
Allianz Global Investors U.S. LLC, or AGI U.S., is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940.  AGI U.S. is an affiliate of Allianz Global Investors Fund Management LLC, or the investment manager, a wholly-owned indirect subsidiary of Allianz SE, a publicly-traded European insurance and financial services company and is also an affiliate of Allianz Global Investors Distributors LLC, or AGI Distributors, a limited purpose broker-dealer registered with FINRA.  Subject to the supervision of the investment manager, this selling securityholder has delegated full investment authority to AGI U.S. over these securities, as investment adviser, including full dispositive power.  Messrs. Douglas Forsyth, CFA and Justin Kass, CFA are the Managing Directors and Portfolio Managers at AGI U.S. responsible for managing these assets.  The selling securityholder has certified that it purchased the securities being offered by it in the ordinary course of business, and at the time of the purchase of such securities, had no agreements or understandings, directly or indirectly, with any person to distribute such securities.